   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 27, 1996
                                                       REGISTRATION NO. __-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                               ------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                               ------------------

                          CORAM HEALTHCARE CORPORATION
             (Exact name of Registrant as specified in its charter)

                      1125 SEVENTEENTH STREET, SUITE 2100
                             DENVER, COLORADO 80202
                                 (303) 292-4973
               (Address, including zip code, telephone number and
             area code of Registrant's principal executive offices)

                               STATE OF DELAWARE
         (State or other jurisdiction of incorporation or organization)

                                   33-0615337
                    (I.R.S. Employer Identification Number)

                                      8082
            (Primary Standard Industrial Classification Code Number)

                                DONALD J. AMARAL
                            CHIEF EXECUTIVE OFFICER
                          CORAM HEALTHCARE CORPORATION
                      1125 SEVENTEENTH STREET, SUITE 2100
                             DENVER, COLORADO 80202
                                 (303) 292-4973
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                   Copies to:
                              DAVID L. GERSH, ESQ.
                     PAUL, HASTINGS, JANOFSKY & WALKER LLP
                      555 SOUTH FLOWER STREET, SUITE 2300
                       LOS ANGELES, CALIFORNIA 90071-2371

         Approximate date of commencement of proposed sale of the securities to the public: from time to time after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


==============================================================================================================================
                                                                     Proposed          Proposed Maximum
                                             Amount to be             Maximum             Aggregate             Amount of
Title of Securities to be Registered          Registered        Offering Price (1)      Offering Price     Registration Fee(2)
- ------------------------------------------------------------------------------------------------------------------------------
Common Stock                                    184,444                $4.00               $737,776              $254.41
- ------------------------------------------------------------------------------------------------------------------------------
     TOTAL                                      184,444                  --                $737,776              $254.41
==============================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457, based upon the closing price for shares of the Registrant's common stock on September 24, 1996 of $4.00 per share as reported on the New York Stock Exchange.
(2) The registration fee was calculated based on a fee of 1/29 of 1% of the proposed maximum aggregate offering price.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

***************************************************************************
*                                                                         *
*  Information contained herein is subject to completion or amendment.    *
*  A registration statement relating to these securities has been filed   *
*  with the Securities and Exchange Commission.  These securities may     *
*  not be sold nor may offers to buy be accepted prior to the time the    *
*  registration statement becomes effective.  This prospectus shall not   *
*  constitute an offer to sell or the solicitation of an offer to buy     *
*  nor shall there be any sale of these securities in any State in which  *
*  such offer, solicitation or sale would be unlawful prior to            *
*  registration or qualification under the securities laws of any such    *
*  state.                                                                 *
*                                                                         *
***************************************************************************


[RED HERRING LEGEND]

PROSPECTUS                                              SUBJECT TO COMPLETION,
                                                        DATED SEPTEMBER 26, 1996

                          CORAM HEALTHCARE CORPORATION

                        184,444 SHARES OF COMMON STOCK,
                           PAR VALUE $.001 PER SHARE

        Pursuant to this Prospectus, certain persons (collectively the "Selling Stockholders") who hold 184,444 shares of Common Stock, $.001 par value per share (the "Common Stock") of Coram Healthcare Corporation (together with its subsidiaries, the "Company") may resell or further distribute such securities on a deferred basis. The Common Stock owned by the Selling Stockholders is collectively referred to herein as the "Offered Securities." The Selling Stockholders may sell the Offered Securities from time to time in transactions on the New York Stock Exchange (the "NYSE") and, in certain cases, in privately negotiated transactions, through the writing of options on the Common Stock, or by a combination of those methods, at fixed prices that may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. The Selling Stockholders may effect those transactions by selling the Offered Securities to or through broker-dealers, who may receive compensation in the form of discounts or commissions from the Selling Stockholders or from the purchasers of the Offered Securities for whom the broker-dealers may act as agent or to whom they may sell as principal, or both. See "Selling Stockholders" and "Plan of Distribution."

        The Company will not receive any proceeds from the sale of the Offered Securities. See "Use of Proceeds" and "Plan of Distribution."

        The Company's Common Stock is presently traded on the NYSE under the symbol "CRH." On September 24, 1996 the closing price of the Common Stock was $4.00.

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

IF THE COMPANY CHOOSES NOT TO MAINTAIN THE EFFECTIVENESS OF THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS CONSTITUTES A PART, THE SECURITIES OFFERED HEREBY MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED, EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER THE PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED, OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT THEREUNDER.

NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS AT ANY TIME NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                   THE DATE OF THIS PROSPECTUS IS    , 1996.

                             AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: Seven World Trade Center, Room 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Room 1500, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

        The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments thereto, called the "Registration Statement") of which this Prospectus constitutes a part, under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and in the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and reference is made to the Registration Statement and the exhibits thereto for further information regarding the Company and the securities offered hereby. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable documents filed with the Commission. The Registration Statement and the exhibits thereto may be inspected without charge and copies thereof may be obtained upon payment of the prescribed fees at the public reference facilities of the Commission at its principal office in Washington, D.C.

        The Company's Common Stock is listed on the NYSE. All reports, proxy statements and other information filed by the Company with the NYSE may be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission by the Company are incorporated by reference into this Registration Statement:

                 1. Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as amended by Form 10-K/A No. 1 filed on June 6, 1996 and Form 10-K/A No. 2 filed on June 28, 1996.

                 2. Quarterly Report on Form 10-Q for the period ended March 31, 1996, as amended by Form 10-Q/A No. 1 filed on June 6, 1996.

                 3. Quarterly Report on Form 10-Q for the period ended June 30, 1996, as amended by Form 10-Q/A No. 1 filed on August 21, 1996.

                 4.  Current Report on Form 8-K dated June 30, 1996.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities hereby then remaining unsold, shall be deemed to be incorporated by reference to this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         Copies of all documents which are incorporated herein by reference (excluding exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents) will be provided without charge by the Company to each person to whom this Prospectus is delivered, upon the written request of such person directed to Coram Healthcare Corporation,
Attention: Corporate Communications, 1125 Seventeenth Street, Suite 2100, Denver, Colorado 80202, telephone (303) 292-4973.

                                  THE COMPANY

         Coram Healthcare Corporation, a Delaware corporation ("Coram" or the "Company"), is a leading provider of alternate site (outside the hospital) infusion therapy and related services in the United States. Infusion therapy involves the intravenous administration of anti-infective, biotherapy, chemotherapy, pain management, nutrition, and other therapies. Other services offered by the Company include the provision of lithotripsy and other non-intravenous products and services.

         The Company was formed on July 8, 1994 as a result of a merger (the "Four-Way Merger") of T2 Medical, Inc., a wholly-owned subsidiary of the Company ("T2"), Curaflex Health Services, Inc., a wholly-owned subsidiary of the Company ("Curaflex"), Medisys, Inc., a wholly-owned subsidiary of the Company ("Medisys") and HealthInfusion, Inc., a wholly-owned subsidiary of the Company ("HealthInfusion"), each of which was a publicly-held national or regional provider of home infusion therapy and related services. The Four-Way Merger enabled the Company to become a national provider of home infusion and other alternate site health care services. On September 12, 1994, the Company further broadened its geographic coverage by acquiring H.M.S.S., Inc. ("HMSS"), a leading regional provider of home infusion therapies based in Houston, Texas. Effective April 1, 1995, the Company acquired substantially all the assets used in the alternate site infusion business of Caremark International Inc. (the "Caremark Business" and such acquisition, including certain financings related thereto, the "Caremark Transaction"), thereby becoming the largest provider of alternate site infusion therapy service in the United States based on breadth of service and total revenue.

         The Company's principal executive offices are located at 1125 Seventeenth Street, Suite 2100, Denver, Colorado 80202, and its telephone number is (303) 292-4973.

                                  RISK FACTORS

         In addition to the other information contained in this Prospectus and the information incorporated herein by reference, prospective investors should carefully consider, among others, the following risk factors prior to investing. In addition, the information incorporated herein by reference and the other information set forth herein contains forward-looking statements within the meaning of the Securities Act and the Exchange Act. The Company's actual results could differ materially from those projected in any forward-looking statements as a result of the factors described below and elsewhere in the information incorporated herein by reference.

RECENT OPERATING LOSSES; FUTURE OPERATING RESULTS UNCERTAIN

         The Company recorded operating losses of $283.9 million and $12.6 million and net losses of $334.1 million and $41.4 million for the year ended December 31, 1995 and the six months ended June 30, 1996, respectively, and it has experienced consecutive quarterly losses in each quarter since the quarter ended March 31, 1995. The Company has only been operating as a combined entity since July 8, 1994, and has incurred cumulative net losses of approximately $497.7 million (including $413.8 million of non-recurring and special charges) from such date through June 30, 1996. Numerous factors have affected the Company's performance and financial condition, including, among others, (i) the underperformance of the Caremark Business from what the Company expected at the time such business was acquired, combined with the substantial indebtedness that the Company incurred to acquire the Caremark Business, which it expected to service in substantial part through the operating income and cash flow of the Caremark Business; (ii) the implementation of a policy of terminating physician arrangements and certain businesses during fiscal 1995 which it inherited from its predecessors which were potentially in conflict with new federal and state law, resulting in the loss of a number of historic referral sources; (iii) pricing pressure in the Company's core infusion business as a result of a continuing shift in payor mix from traditional indemnity insurers to managed care and government payors and intense competition among infusion providers; (iv) a disruption in certain relationships as a result of the Company's headcount reductions and consolidation; and (v) increased competition from hospitals and physicians offering services similar to those offered by the Company. There can be no assurance that these factors will not continue to have an adverse effect on the Company's business, financial condition and results of operations in the future. In addition, there can be no assurance that the Company can increase revenue or become profitable or achieve positive cash flow from operations in future periods. The future operating results of the Company will depend on many factors, including stabilization of operating revenue and pricing pressures, the ability of the Company to implement its strategy, the level of competition in the home health care industry, the ability to integrate the Company's purchased businesses into its current organization, general economic conditions, the ability to attract and retain qualified personnel at competitive rates and government regulation and reimbursement policies.

         A central component of the Company's business strategy is to focus on revenue generation. The Company intends to increase revenue in part by redirecting its marketing efforts towards improving its physician relationships. The Company has experienced and expects to continue to experience difficulties with its strategy of improving revenue as a result of several factors. These factors include a negative perception of the Caremark Business among certain physicians as a result of the guilty plea of Caremark Inc. and Caremark International, Inc. (collectively "Caremark") to federal charges. The Company believes the guilty plea by Caremark to criminal felony charges in June 1995 has negatively impacted revenue referral sources and employee morale throughout the Company. In addition, Caremark recently announced a substantial settlement with private payors with whom Caremark did business before selling the Caremark Business to the Company. The Company believes the guilty plea and the causes underlying the settlement with private payors have had an adverse effect on the Company's revenue because of a reluctance of referral sources to continue to refer patients to the business formerly owned by Caremark. The Company is unable to quantify such effect at this time. There can be no assurance that these factors will not continue to have an adverse effect on the Company's business, financial condition and results of operations in the future.

         In addition, there continues to be concern among payors and providers as to whether the Company will continue as a going concern. The Company has experienced inquiries on this matter directly from payors and providers, and believes that these concerns have negatively impacted referrals and the ability to secure contracts. The Company believes that the concerns stem from adverse operating results during 1995, public disclosures related thereto and questions raised by competitors and the news media. There can be no assurance that the Company will be successful in mitigating these concerns or that they will not continue to have an adverse effect on the Company's business, financial condition and results of operations in the future.

         Implementation of the Company's business strategy could also be affected by a number of factors beyond the Company's control, such as loss of personnel, the response of competitors and regulatory developments. Pronounced changes are expected to occur in the markets which the Company serves, which may require adjustments to the Company's strategy. Execution of this strategy has placed and will continue to place significant demands on the Company's financial and management resources, and there can be no assurance that the Company will be successful in implementing its strategy, or in responding to ongoing changes in its markets which may require adjustments to its strategy. If the Company fails to implement its strategy successfully or does not respond adequately to ongoing changes in its markets for the Company's products and services, the Company's business, financial condition and results of operations will be materially adversely affected.

         In 1995, the Company's lithotripsy business had net revenue, and pre-tax income and cash flow from operating activities net of minority interest of approximately $53 million, $19 million and $25 million, respectively, while the Company had combined net revenue, a pre-tax loss and negative cash flow from operations of $602.6 million, $334.2 million and $16.8 million, respectively. The Company is currently evaluating strategic alternatives concerning its lithotripsy business, which may include a sale of such business, and has engaged an investment bank to evaluate the strategic alternatives concerning divestiture of its lithotripsy business. No assurance can be given as to whether the lithotripsy business will be sold or the amount of proceeds that may be realized from any such sale. While the sale of the lithotripsy business could have a material adverse effect on the Company's revenue, operating results and cash flows, the required application of proceeds to the Company's Senior Credit Facility with Chemical Bank as Agent (the "Senior Credit Facility") could significantly reduce the Company's indebtedness under the Senior Credit Facility and related interest expense, although no assurance can be given as to the aggregate amount of such reductions. Proceeds realized from any such sale will be applied to reduce amounts on the Senior Credit Facility.

SUBSTANTIAL LEVERAGE

         The Company incurred a significant amount of long-term debt in connection with the Caremark Transaction. As of June 30, 1996, the Company's consolidated long-term indebtedness was $492.0 million and its consolidated stockholders' equity was $1.1 million. The degree to which the Company is leveraged could impair the Company's ability to finance, through its own cash flow or from additional financing, its future operations or pursue its business strategy, thereby making the Company more vulnerable to economic downturns, competitive and payor pricing pressures and adverse changes in government regulation. At June 30, 1996, $376.1 million of the Company's borrowings were under arrangements with variable interest rates. As of June 30, 1996, there was $199.8 million outstanding under the Senior Credit Facility, all of which is payable currently. Payment of interest of $26.3 million on a $150 million subordinated rollover note (the "Rollover Note") is deferred to March 31, 1997. Any significant increase in the interest rates on those borrowings would have a material adverse effect on the Company's business, financial condition and result of operation. See "-- Liquidity; Need for Additional Financing."

LIQUIDITY; NEED FOR ADDITIONAL FINANCING

         On October 13, 1995, the Company and its lenders under the Senior Credit Facility and a bridge note (the "Bridge Note") agreed to a restructuring of the major terms of both agreements. The amendments to the Senior Credit Facility postponed the first principal payment due thereunder from September 30, 1995 to March 31, 1996, provided a new $25 million credit line and redefined covenants to be consistent with the Company's new business strategy. The principal covenants relate to maintenance of minimum revenues, minimum cash receipts, maximum cash disbursements and minimum earnings before interest, taxes, depreciation and amortization. In addition, the covenants, among other things, restrict the ability of the Company and its subsidiaries to dispose of assets, incur debt, pay dividends, create liens, make capital expenditures and make certain investments or acquisitions and otherwise restrict corporate activities and require that any excess cash balances, as defined, be applied to prepayment of the debt. Proceeds from the sale of the Company's non-core businesses must be applied directly to reducing principal indebtedness under the Senior Credit Facility. The ability of the Company to comply with such provisions may be affected by events beyond its control. The breach of any of these covenants could result in a default under the terms of such indebtedness.

         The Bridge Note was issued on April 6, 1995 to an affiliate of Donaldson, Lufkin & Jenrette as an unsecured obligation of the Company in a principal amount of $150 million. The Bridge Note was not repaid in full on its April 6, 1996 due date, and the Rollover Note, which matures on October 6, 2000, was issued for the outstanding principal on the Bridge Note.

         If the Company were to default under any of its indebtedness agreements and did not cure such default prior to the lenders acting thereon, the lenders to the Company could, at their option, declare all borrowings immediately due and payable. Moreover, there can be no assurance that the Company's cash flow from operations and current borrowings will be sufficient to meet its short or long-term needs, and additional sources of funds may be required in future periods. The new credit line expires and matures on December 31, 1996 and the Senior Credit Facility matures on March 31, 1997. There can be no assurance that the Company's cash flow from operations will be sufficient to satisfy its obligations upon the maturity of the new line of credit, the Senior Credit Facility or the Rollover Note. In order to satisfy such obligations, the Company may engage in a public or private offering of securities or a sale or merger of the Company. Any such transaction could result in a substantial dilution in the ownership interest of the existing stockholders and may have an adverse impact on the market price of the Company's Common Stock. There can be no assurance that the Company will undertake such a transaction, the timing thereof or that the Company will be able to obtain any additional funds or complete such a transaction on terms acceptable to the Company.

DEPENDENCE ON KEY PERSONNEL; CHANGES IN MANAGEMENT

         The Company is substantially dependent upon the services of its executive officers, which include Donald J. Amaral, Chief Executive Officer and President, and Richard M. Smith, Chief Financial Officer, and the loss of services of either of these executives could have a material adverse effect on the Company. Effective October 16, 1995, Mr. Amaral was named President and Chief Executive Officer of the Company, succeeding James M. Sweeney, who remains the Company's Chairman. Mr. Smith was named Chief Financial Officer on August 30, 1995. The Company has experienced substantial turnover in its senior management group since the beginning of fiscal 1995, and several of the Company's executive officers have been in their current positions for only a limited period of time. The Company's future growth and success depends, in large part, upon its ability to obtain, retain and expand its staff of professional personnel. There can be no assurance that the Company will be successful in its efforts to attract and retain such personnel.

CERTAIN LITIGATION

         The Company is a party to several lawsuits that could, if their outcomes were unfavorable, have a material adverse effect on the Company's business, financial condition and results of operations. These lawsuits include (i) approximately 20 civil suits (which were consolidated into one suit) (the "Consolidated Action") filed by individuals claiming to have purchased and sold Common Stock during a specified period in 1995, asserting claims under Section 10(b) and 20(a) of the Exchange Act and Rule 10b-5 of the Commission; (ii) two shareholders' derivative action's asserting substantially similar factual allegations; (iii) a lawsuit filed by the Company against Caremark and a lawsuit and a cross-complaint filed by Caremark against the Company, relating to the acquisition of the Caremark Business; and (iv) actions by plaintiffs in the shareholder litigation which was initiated against T2 in 1992, related to the T2 Settlement Agreement. The Company intends to vigorously defend itself in these matters. Nevertheless, due to the uncertainties inherent in the early stages of litigation, the ultimate disposition of the litigation cannot be presently determined. In addition, even if the ultimate outcome of the claims pending against the Company and the Company's claims against Caremark are resolved in favor of the Company, such litigation could entail considerable cost and the diversion of efforts of management, either of which could have a material adverse effect upon the Company's business, financial condition and results of operations.

         On August 8, 1996 the Company announced an agreement in principle to settle the Consolidated Action and certain derivative litigation. The agreement in principle, which is subject to approval by the U.S. District Court for the District of Colorado (the "District Court"), provides that the Company's insurance policies will pay $22.25 million, the Company will pay $250,000 and the Company will issue 5 million freely tradeable shares of Common Stock. The agreement in principle contains several contingencies, including the following:
(1) the insurance carriers and the Company must deposit all cash into an interest-bearing escrow account no later than August 31, 1996 (such deposit having been made prior to such date); (2) the average value of Coram's stock must remain above $2.50 during the twenty days immediately preceding final approval of the settlement; (3) the Company may cancel the settlement if ten percent or more of the class members opt out of the settlement; (4) the Company must not voluntarily commence, or be involuntarily put into, any bankruptcy proceeding prior to the final approval of the settlement or at any time prior to the effective date of the settlement, and (5) the Company must not be more than thirty days delinquent in paying interest or principal on its Senior Credit Facility. During the quarter ended June 30, 1996, the Company recorded a non-cash charge of $12.5 million in connection with the expected future issuance of shares. The $12.5 million, which was recorded in operations as a provision for a shareholder litigation settlement and in shareholder's equity as common stock to be issued, represents the 5 million shares at the minimum value under the agreement of $2.50 per share. The actual value of the shares will be determined once the settlement receives final court approval and the shares are actually issued. The value of the shares at issuance may be higher than the $12.5 million and therefore may result in an additional charge to earnings in a future period. Any additional charge may be material. There is no assurance that the District Court will approve such settlement. In the event such settlement is not so approved, such litigation could continue to entail considerable cost and the diversion of efforts of management.

DEPENDENCE ON RELATIONSHIPS WITH THIRD PARTIES

         The profitability of the Company's business depends in part on its ability to establish and maintain close working relationships with managed care organizations, private and governmental third-party payors, hospitals, physicians, physician groups, home health agencies, long-term care facilities and other institutional health providers and insurance companies and large self-insured employers. A central feature of the Company's business strategy is to improve its relationships with such third parties in general, and with physicians in particular. There can be no assurance that the Company will be successful in improving and maintaining such relationships, or that the Company will be able to develop and maintain additional relationships in existing health care markets or health care markets that develop in the future. The failure of the Company to maintain and improve its existing relationships or to continue to develop additional relationships could have a material adverse effect on the Company's business, its financial condition and its results of operations.

GOVERNMENTAL REGULATION

         The Company is subject to extensive federal and state laws regulating, among other things, the provision of pharmacy, home care nursing services, health planning, health and safety, environmental compliance and toxic waste disposal. The Company is also subject to fraud and abuse and self referral laws and "anti-kickback" statutes which affect the Company's business relationships with physicians, other health care providers, referral sources and its reimbursement from governmental payors. The Company may be required to obtain certification to participate in governmental payment programs, such as Medicare and Medicaid. Some states have established certificate of need programs regulating the establishment or expansion of health care facilities, including certain of the Company's facilities.

         Violations of the federal anti-kickback statute are punishable by criminal or civil penalties, including imprisonment, fines and exclusion of the provider from future participation in the Medicare and Medicaid programs.
Civil suspension for anti-kickback violations can also be imposed through an administrative process, without the imposition of civil monetary penalties.
The failure to obtain, renew or maintain any of the required regulatory approvals or licenses could adversely affect the Company's business and could prevent the location involved from offering products and services to patients. The Company's business, financial condition and results of operations could be materially adversely affected as a result of any such change or sanction. The health care services industry will continue to be subject to intense regulation at the federal and state levels, the scope and effect of which cannot be predicted. No assurance can be given that the activities of the Company will not be reviewed and challenged or that government sponsored health care reform, if enacted, will not have a material adverse effect on the Company.

         In September 1994, T2 entered into a settlement agreement with the Office of the Inspector General (the "OIG") of the Department of Health and Human Services (the T2 OIG Settlement Agreement") settling charges brought on by an investigation by the OIG into certain operations of T2. T2, in expressly denying liability, agreed to a civil order which enjoins it from violating federal anti-kickback and false claims laws related to Medicare/Medicaid reimbursement. The T2 OIG Settlement

Agreement imposes certain restrictions upon the types of relationships that T2 may have with referring physicians and imposes a five year reporting obligation upon T2. The Company has implemented an internal review program to ensure compliance with the T2 OIG Settlement Agreement. The internal regulatory compliance review program is intended to deal with compliance issues under the T2 OIG Settlement Agreement and with other legal, regulatory and ethical compliance issues. However, no assurance can be made that in the future the Company's business arrangements, past or present, will not be the subject of an investigation or prosecution by a federal or state governmental authority.
Such investigation could result in any, or any combination, of the penalties discussed above depending upon the agency involved in such investigation and prosecution, which could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON PAYORS AND REIMBURSEMENT RELATED RISKS

         The profitability of the Company depends in large part on reimbursement provided by third party payors. Since alternate site care is generally less costly to third party payors than hospital-based care, alternative site providers have historically benefitted from cost containment initiatives aimed at reducing the costs of hospitalization. However, competition for patients, efforts by traditional third party payors to contain or reduce health care costs and the increasing influence of managed care payors such as health maintenance organizations in recent years have resulted in reduced rates of reimbursement for services provided by alternative site providers. Since 1993, the alternative site infusion industry, including the Company, experienced severe reductions in the pricing of its products and services as a result of these trends.

         The ability of the Company to collect from third party payors depends on the timely and accurate filing of claims. In 1995, the Company experienced significant delays in billing as well as difficulties in receiving timely reimbursements. The delays were caused in part by the inability to efficiently complete, obtain or process certain claim documentation and in part by lack of familiarity with the billing systems of its predecessor entities and the Caremark Business. The passage of time makes incomplete documentation required for billing and payment difficult or impossible to obtain or replace, and can delay claim submission past deadlines imposed by certain payors. Any further disruptions in those procedures could adversely affect the ability of the Company to collect its accounts receivable, and that would have an adverse effect on the Company's business, financial condition and results of operations.

         Managed care payors and even traditional indemnity insurers increasingly are demanding fee structures and other arrangements providing for the assumption by health care providers of all or a portion of the financial risk of providing care (e.g., capitation). Capitation arrangements currently do not comprise a material component of the Company's revenues. While the Company believes that short-term pricing pressures are stabilizing, no assurance can be given that pricing pressures will not continue or that the Company's business, financial condition and results of operations will not be adversely affected by such trends. A rapid increase in the percentage of revenue derived from managed care payors without a corresponding decrease in the Company's operating costs could have an adverse impact on the Company's gross margins.

         In addition to infusion therapy and related services, the Company also provides lithotripsy services. Lithotripsy is a non-invasive technique that utilizes shock waves to disintegrate kidney stones. The Company's lithotripsy operations have historically contributed a substantial amount of operating income to the Company. During fiscal 1995, the Company experienced modest downward pricing pressures in its lithotripsy operations, as a result of which the Company's lithotripsy revenues per procedure declined by approximately 5.5%. These operations may continue to experience pricing pressures in the future. A material change in the operating performance of the lithotripsy business could have a material adverse effect on the consolidated operating results of the Company.

         In 1993, the Health Care Financing Administration ("HCFA") released a proposed rule reducing the rate at which ambulatory surgery centers and certain hospitals would be reimbursed for the technical component of a lithotripsy procedure. Although the HCFA has not taken any further action, the adoption of this proposed rule could have a material adverse effect on the Company's lithotripsy revenues. See "-- Recent Operating Losses; Future Operating Results Uncertain."

CONCENTRATION OF LARGE PAYORS

         Managed care has grown substantially. Consequently, the percentage of the population that is covered by organizations providing such type of care has expanded significantly in terms of their control over an increasing portion of the health care economy. Managed care plans have continued to consolidate to enhance their ability to influence the delivery of health care services. The Company has a number of contractual arrangements with managed care organizations and other parties. None of these arrangements individually accounted for more than 5% of the Company's net revenues in the year ended December 31, 1995 and in the six months ended June 30, 1996; however, ten managed care customers accounted for approximately 12% and 11% of the Company's infusion therapy revenue in the year ended December 31, 1995 and the six months ended June 30, 1996, respectively, and the loss of such customers could have a material adverse effect on the Company's business, financial condition and results of operations.

INTENSELY COMPETITIVE INDUSTRY

         The alternate site health care market is highly competitive and is experiencing both horizontal and vertical consolidation. Some of the Company's current and potential competitors include (i) integrated providers of alternate site health care services; (ii) large national hospital chains; (iii) local providers of multiple products and services for the alternate site health care market; and (iv) physicians, including physicians with whom the Company previously had business arrangements. The Company has experienced increased competition from hospitals and physicians who have sought to increase the scope of services through their offices, including services similar to those offered by the Company. Integrated alternate site health care companies and certain of the Company's other competitors have superior financial, marketing and managerial resources, size, purchasing power and strategic relationships with providers, referral sources such as physicians and traditional indemnity and managed care payors. Moreover, there are relatively few barriers to entry in the local markets which the Company serves. Local or regional companies are currently competing in many of the home health care markets served by the Company and others may do so in the future. The Company expects its competitors to continue to improve their service offerings and price competitiveness. The Company also expects its competitors to develop new strategic relationships with providers, referral sources and payors, which could result in a rapid dramatic increase in competition. New service introductions and enhancements, acquisitions, continued industry consolidation and the development of strategic relationships by the Company's competitors could cause a significant decline in sales or loss of market acceptance of the Company's services or intense price competition, or make the Company's services noncompetitive. The Company expects to continue to encounter increased competition in the future that could limit its ability to maintain or increase its market share. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on the Company's business, financial condition and results of operations.

FUTURE HEALTH CARE PROPOSALS AND LEGISLATION

         In recent years, an increasing number of legislative initiatives have been introduced or proposed in Congress and in state legislatures that would effect major changes in the health care system, either nationally or at the state level. Among the proposals under consideration are various insurance market reforms, forms of price control, expanded fraud and abuse and anti-referral legislation and further reductions in Medicare and Medicaid reimbursement. The adoption and implementation of any of the above or other proposals could have a material adverse effect on the business of the Company.

POTENTIAL PROFESSIONAL LIABILITY

         The services of the Company involve an inherent risk of professional liability. The Company maintains insurance consistent with industry practice and such insurance has been adequate to cover claims asserted against the Company as of the date hereof. There can be no assurance that the amount of insurance currently maintained by the Company will continue to satisfy all claims made against it, or that the Company will be able to obtain insurance in the future at satisfactory rates or in adequate amounts. The Company cannot predict the effect that any such claims, regardless of their ultimate outcome, might have on its business, reputation or its ability to attract and retain patients.

CHANGES IN TECHNOLOGY

         The alternate site infusion business of the Company is dependent on physicians continuing to prescribe the administration of drugs and nutrients through intravenous and other infusion methods. Intravenous administration is often the most appropriate method for treating critically ill patients and is often the only way to administer proteins and biotechnology drugs.
Nonetheless, technological advances in drug delivery systems, the development of therapies that can be administered orally and the development of new medical treatments that cure certain complex diseases or reduce the need for infusion therapy could adversely impact the business of the Company.

POTENTIAL VOLATILITY OF STOCK PRICE

         The market price of the Common Stock is likely to be highly volatile and may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, new products or contracts by the Company or its competitors, conditions and trends in the healthcare industry, adoption of new accounting standards affecting the healthcare industry, changes in financial estimates by securities analysts, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the common stocks of healthcare companies. These broad market fluctuations may adversely affect the market price of the Common Stock. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against the company. There can be no assurance that such litigation will not occur in the future with respect to the Company; such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect upon the Company's business, financial condition and results of operations.

                        DETERMINATION OF OFFERING PRICE

         This Prospectus may be used from time to time by the Selling Stockholders who offer the Offered Securities registered hereby for sale, and the offering price of such Offered Securities will be determined by the Selling Stockholders and may be based on market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information with respect to the Common Stock beneficially owned by each Selling Stockholder as of September 24, 1996 and as adjusted to give effect to the sale of such securities. The securities offered in this Prospectus by the Selling Stockholders are the Offered Securities. The Offered Securities are being registered to permit public secondary trading of such securities. See "Plan of Distribution."

         The Offered Securities may be offered from time to time by the Selling Stockholders named below or their nominees, and this Prospectus may be required to be delivered by persons who may be deemed to be underwriters in connection with the offer or sale of such securities. See "Plan of Distribution."


                                   COMMON STOCK                        COMMON STOCK
                                   BENEFICIALLY                        BENEFICIALLY
                                  OWNED PRIOR TO                        OWNED AFTER
                                  OFFERING(1)(2)       COMMON      OFFERING(1)(2)(3)
     NAME OF                  --------------------     STOCK       -----------------
SELLING STOCKHOLDERS           AMOUNT      PERCENT     OFFERED     AMOUNT    PERCENT
- ------------------------------------------------------------------------------------


 Olav Bergheim                  40,000        *         40,000          0       -
 Rita and Don Gillespie         67,733        *         44,444     23,289       *
 Ivy Meds, Inc.                100,000        *        100,000          0       -



* Less than 1%

(1) Shares of Common Stock subject to options or warrants which are currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants but are not deemed to be outstanding for computing the percentage of any other person.

(2) Percentage computations are based on 42,218,635 shares of Common Stock outstanding as of September 24, 1996, not including 140,000 shares issued to Mr. Bergheim and Ivy Meds subsequent to such date and prior to the date hereof.

(3)      Assumes sale of all Common Stock offered hereby.


         From February 1995 to August 1995, Mr. Bergheim was Executive Vice President of the Company. Mr. Bergheim has not had any other material relationship with the Company within the past three years other than as a result of ownership of the securities of the Company.

         Rita Gillespie is general manager for the Tampa, St. Petersburg and Sarasota markets (the "Market Area"), and has held this position since prior to September 1993. Ms. Gillespie has agreed to remain employed by the Company through December 31, 1996, and thereafter may resign on sixty days notice to the Company. Pursuant to agreements between the Company and the Gillespies, Mr. and Ms. Gillespie have the right to receive certain earn-out payments in the event the Market Area meets certain performance targets in fiscal 1996. Don Gillespie was an employee of a subsidiary of Curaflex until March 1996.
Neither Rita Gillespie nor Don Gillespie has had any other material relationship with the Company within the past three years other than as a result of ownership of the securities of the Company.

         Ivy Meds, Inc., a Colorado corporation doing business as Ivy Meds of Denver, Inc. ("Ivy Denver") acquired the 100,000 shares of Common Stock (the "Ivy Meds Shares") it is offering hereby pursuant to the Settlement Agreement, Mutual Release and Covenant not to Sue dated as of September 20, 1996 (the "Ivy Meds Agreement") among Ivy Meds of America, a Colorado general partnership ("Ivy America"), Ivy Denver, the Company and certain other parties. Pursuant to the Ivy Meds Agreement, Ivy Denver has agreed that it will sell the Ivy Meds Shares only in "Brokers' Transactions" (as such term is defined under Rule 144 promulgated under the Securities Act).

         The Company has been advised by Ivy Denver that the net proceeds realized from the sale by Ivy Denver of the Ivy Meds Shares, and any part thereof, will be divided equally among the following twenty-four individuals and entities (the "Ivy Participants"):

         Pete Baker, M.D.          Robert L. Cox, M.D.
         Burton P. Golub, M.D.     Jesse M. Hofflin, M.D.

         Jordan Gulinson, M.D.     Phillip D. Hanna, M.D.
         David C. Howson           Seymour Katz, M.D.
         Robin Kovachy, M.D.       David B. Link, M.D.
         Ronald E. Kramer, M.D.    Frederick W. Lewis, M.D.
         Richard T. McMahon, M.D.  Ronald S. Murray, M.D.
         Daniel M. Perlman, M.D.   Mark G. Scattergood, Ph.D.
         Merritt C. Rudolph, M.D.  John Sabel, M.D.
         Theodore H. Stathos, M.D. Donald A. Standberg, M.D.
         Robert D. Weber, M.D.     David R. Travarthern, M.D.
         Josephine Williams, M.D.  Burns, Wall, Smith and
                                      Mueller, P.C.


         Prior to the Company, Ivy Denver and certain other parties entering into the Ivy Meds Agreement, Ivy Denver had contractual relationships with the Company and Curaflex with respect to (i) the formation and operation of Ivy America between the Company and Ivy Denver, and (ii) the furnishing of prescription drugs and peripherals for home infusion services. Such relationships were terminated pursuant to the Ivy Meds Agreement. Other than in connection with such relationships, neither Ivy Denver nor any of the Ivy Participants had any position, office or other material relationship within the last three years with the Company or any predecessor to the Company other than
(i) as a member physician in the home infusion business operated by Ivy Denver and for which the Company and Curaflex furnished drugs and related products and services and (ii) as a consultant to or counsel to Ivy Denver and/or Ivy America with respect to its home infusion business The Company has been informed by Ivy Denver that none of the Ivy Participants is the holder, of record or beneficially, of any securities of the Company.

                              PLAN OF DISTRIBUTION

         The Company has been advised by the Gillespies and Mr. Bergheim that Offered Securities offered thereby may be sold from time to time in transactions on the NYSE in privately negotiated transactions, through the writing of options on the Offered Securities, or by a combination of these methods, at fixed prices that may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices.

         Ivy Denver has agreed that it will sell the Ivy Meds Shares only in "Brokers' Transactions" (as such term is defined under Rule 144 promulgated under the Securities Act). Pursuant to the Ivy Meds Agreement, the Company has agreed to pay all commissions incurred in the sale of the Offered Securities by Ivy Denver so long as such securities are sold through Paine Webber, Inc.

         The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Except as set forth above, the Selling Stockholders may effect these transactions by selling the Offered Securities to or through broker-dealers and/or purchasers of the Offered Securities for whom they may act as agent.

         The Company has filed with the Commission under the Securities Act, a Registration Statement of which this Prospectus forms a part, with respect to the resale of the Offered Securities from time to time as described herein.

         The Selling Stockholders and broker-dealers who act in connection with the sale of the Offered Securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and profits on the resale of the Offered Securities as a principal may be deemed to be underwriting discounts and commissions under the Securities Act.

                           DESCRIPTION OF SECURITIES

GENERAL

         The authorized capital stock of the Company consists of an aggregate of 75,000,000 shares of Common Stock, par value $.001 per share, and 10,000,000 shares of Preferred Stock, par value $.001 per share ("the Preferred Stock"). As of September 24, 1996, 42,218,635 shares of Common Stock were outstanding, not including 140,000 shares issued to Mr. Bergheim and Ivy Meds subsequent to such date and prior to the date hereof, and no shares of Preferred Stock were outstanding.

COMMON STOCK

         All shares of Common Stock have equal voting rights and, when validly issued and outstanding, have one vote per share in all matters to be voted upon by shareholders. The shares of Common Stock have no preemptive, conversion or redemption rights and may only be issued as fully paid and nonassessable shares. Cumulative voting in the election of directors is not allowed. The holders of a majority of the issued and outstanding shares of Common Stock are able to elect all directors of the Company. Each holder of Common Stock, upon liquidation of the Company, is entitled to receive a pro rata share of the Company's assets available for distribution to common stockholders.

                                 LEGAL MATTERS

         Certain legal matters have been passed upon for the Company by Paul, Hastings, Janofsky & Walker LLP.

                                    EXPERTS

         As set forth in their report incorporated by reference herein, the consolidated financial statements of the Company at December 31, 1995 and 1994 and for the years then ended have been audited by Ernst & Young LLP, independent auditors. The consolidated financial statements of the Company for the year ended December 31, 1993 have been audited by Ernst & Young LLP, independent auditors, as to combination only. The financial statements of those entities underlying the combination were audited by Deloitte & Touche LLP, as it relates to T2 for the year ended September 30, 1993, and by KPMG Peat Marwick LLP, as it relates to Curaflex, Arthur Andersen LLP, as it relates to HealthInfusion, and Coopers & Lybrand, Independent Accountants, as it relates to Medisys, each for the year ended December 31, 1993. The financial statements referred to above are incorporated by reference in this Registration Statement in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFERING BEING MADE HEREBY NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                                 PAGE
                                                                 ----
AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . .    3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . .    3

THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . .    4

RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . .    6

DETERMINATION OF OFFERING PRICE . . . . . . . . . . . . . . . .   17

SELLING STOCKHOLDERS  . . . . . . . . . . . . . . . . . . . . .   17

PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . .   19

DESCRIPTION OF SECURITIES . . . . . . . . . . . . . . . . . . .   20

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . .   20

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20

                                CORAM HEALTHCARE
                                  CORPORATION





                                 184,444 SHARES
                                OF COMMON STOCK





                                   PROSPECTUS





                                     , 1996

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the expenses payable by the Registrant in connection with the sale of the securities being registered hereby. All of the amounts shown are estimates, except for the SEC registration fee.

ITEM                                                                                                 AMOUNT
- -----------------------------------------------------------------------------------------------------------
SEC Registration Fee                                                                                $   250
Blue Sky fees and expenses                                                                            2,000
Printing and engraving expenses                                                                       1,500
Legal fees and expenses                                                                              25,000
Accounting fees and expenses                                                                         15,000
Miscellaneous fees and expenses                                                                       6,250
                                                                                                    -------
         Total                                                                                      $50,000
                                                                                                    =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the General Corporation Law of the State of Delaware contains provisions permitting corporations organized thereunder to indemnify directors, officers and other representatives from liabilities in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was or is a director, officer, employee or agent of the corporation, against liabilities arising in any such action, suit or proceeding, expenses incurred in connection therewith, and against certain other liabilities. Article Eight of the Registrant's Certificate of Incorporation provides that the personal liability of the directors of the Registrant to the Registrant or its stockholders for monetary damages for a breach of fiduciary duty as a director is eliminated to the maximum extent permitted by Delaware law. Article Nine of the Registrant's By-laws provides for indemnification of the Registrant's directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933.

ITEM 16.  EXHIBITS

         (a)  Exhibits:

 4.1     --      Form of Common Stock Certificate for the Registrant's common stock, $.001 par value per share. (Incorporated by reference to Exhibit 4.1 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994).

 5.1     --      Opinion of Paul, Hastings, Janofsky & Walker LLP.*

23.1     --      Consent of Ernst & Young LLP.*

23.2     --      Reserved

23.3     --      Consent of Deloitte & Touche LLP.*

23.4     --      Consent of KPMG Peat Marwick LLP.*

23.5     --      Consent of Arthur Andersen LLP.*

23.6     --      Consent of Coopers & Lybrand LLP.*

23.7     --      Reserved

23.8     --      Consent of Paul, Hastings, Janofsky & Walker LLP (included in
                 Exhibit 5.1).*

24.1     --      Power of Attorney (reference is made to page II-5 of this
                 Registration Statement).

*  Filed herewith.

ITEM 17.  UNDERTAKINGS

         The Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable such filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall not be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be provided by
Article 3 of Regulation S-X is not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to provisions described in this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on this 26th day of September, 1996.

                                        CORAM HEALTHCARE CORPORATION


                                        By: /s/  DONALD J. AMARAL
                                           -------------------------------------
                                           Donald J. Amaral
                                           President and Chief Executive Officer

                               POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated, each of whom also constitutes and appoints Donald J. Amaral, Richard M. Smith and Paul J. Quiner, acting singly or together, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her in any and all capacities, to sign any and all amendments and post-effective amendments to this Registration Statement, and to file the same, with the exhibits thereto and any other documents in connection therewith with the Securities and Exchange Commission, granting unto each attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary in connection with such matters, and hereby ratifying and confirming all that each attorney-in-fact and agent or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        SIGNATURE                        TITLE                    DATE
        -------------------------------------------------------------------
   /s/ DONALD J. AMARAL
- ----------------------------
Donald J. Amaral               President and Chief Executive
                               Officer (Principal Executive
                               Officer) and Director             September 26, 1996

   /s/ JAMES M. SWEENEY
- ----------------------------
James M. Sweeney               Chairman                          September 26, 1996

   /s/ RICHARD M. SMITH
- ----------------------------
Richard M. Smith               Secretary and Chief Financial
                               Officer (Principal Financial
                               Officer)                          September 26, 1996

  /s/ RICHARD A. FINK
- --------------------------------------
Richard A. Fink                           Director                                           September 26, 1996


  /s/  ANDREW J. NATHANSON
- --------------------------------------
Andrew J. Nathanson                       Director                                           September 26, 1996


  /s/ STEPHEN G. PAGLIUCA
- --------------------------------------
Stephen G. Pagliuca                       Director                                           September 26, 1996



- --------------------------------------
L. Peter Smith                            Director


  /s/ DR. GAIL R. WILENSKY
- --------------------------------------
Dr. Gail R. Wilensky                      Director                                           September 26, 1996


  /s/ PAMELA M. SPANIAC
- --------------------------------------
Pamela M. Spaniac                         Vice President and Controller
                                          (Principal Accounting officer)                     September 26, 1996

                                 EXHIBIT INDEX


                                                                                       SEQUENTIALLY
EXHIBIT                                                                                  NUMBERED
  NO.                                DESCRIPTION                                          PAGES
  -------------------------------------------------------------------------------------------------
 4.1     --      Form of Common Stock Certificate for the Registrant's common stock, $.001 par value per share.  (Incorporated by reference to Exhibit 4.1 of the Registrant's Annual Report on Form 10-K
                 for the year ended December 31, 1994).

 5.1     --      Opinion of Paul, Hastings, Janofsky & Walker LLP.*

23.1     --      Consent of Ernst & Young LLP.*

23.2     --      Reserved

23.3     --      Consent of Deloitte & Touche LLP.*

23.4     --      Consent of KPMG Peat Marwick LLP.*

23.5     --      Consent of Arthur Andersen LLP.*

23.6     --      Consent of Coopers & Lybrand LLP.*

23.7     --      Reserved

23.8     --      Consent of Paul, Hastings, Janofsky & Walker LLP (included in
                 Exhibit 5.1).*

24.1     --      Power of Attorney (reference is made to page II-5 of this
                 Registration Statement).


*  Filed herewith.